Exhibit 99.1

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044     215.315.9000     fax:215.315.9100

email: info@neose.com     www.neose.com

Neose Technologies Signs License Agreement with GSK

Horsham, PA, April 29, 2003. Neose Technologies, Inc. (Nasdaq NM: NTEC) announced today that it has entered into an agreement with GlaxoSmithKline (FTSE: GSK and NYSE: GSK), to license certain intellectual property rights of Neose. Under the agreement, GSK has an exclusive license to develop, make and sell certain human vaccines for the prevention, control or treatment of diseases. GSK also has a non-exclusive right to use any other patents owned by Neose that are required to practice its exclusively licensed rights in the same field.

Under the agreement, Neose will receive undisclosed license fees, milestone payments, and royalties on product sales.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By leveraging its GlycoAdvance and GlycoPEGylation technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These next generation proteins are expected to offer significant advantages, such as less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotech and pharmaceutical companies.

CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

Barbara Krauter

Manager, Investor Relations

(215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Part II of our Annual Report on Form 10-K for the year ended December 31, 2002 entitled “Factors Affecting the Company’s Prospects.”